Parente Randolph

EXHIBIT 23.1

Consent Of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of PDG Environmental, Inc. (No. 33-407000) of our report dated April 15, 2005 with respect to the consolidated financial statements of PDG Environmental, Inc. included in its Annual Report on Form 10-K for the year ended January 31, 2005.

/s/ Parente Randolph, LLC

Pittsburgh, Pennsylvania May 20, 2005